Exhibit 99.2

PartnerRe Ltd.

COMPENSATION COMMITTEE CHARTER

COMPENSATION COMMITTEE MISSION STATEMENT

The Compensation Committee is created by the Board of Directors of the Company to oversee the Company’s compensation and benefits policies for its CEO and Named Executive Officers and to recommend to the Board for approval the amendment to plans providing for the issuance of PartnerRe shares or equity-based awards. Named Executive Officers includes the group required by statute to be included in the proxy and any other s.16 filers.

COMMITTEE COMPOSITION

The Compensation Committee shall consist of at least three members and shall be comprised solely of directors meeting the independence requirements of the New York Stock Exchange. The Nominating and Governance Committee shall recommend nominees for appointment to the Compensation Committee annually and as vacancies or newly created positions occur. Compensation Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Governance Committee shall recommend to the Board, and the Board shall designate, the Chairperson and Vice Chairperson of the Compensation Committee.

COMMITTEE RESPONSIBILITIES AND AUTHORITY

Policies
  Approve and oversee the execution of the Company’s compensation philosophy as applied to the Chief Executive Officer and Named Executive Officers.

  Review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer
PartnerRe Equity Compensation Plans
  Review and recommend to the Board the adoption of, and amendment to, Plans providing for the issuance of PartnerRe shares or equity-based awards

  Determine the terms of any awards under such plans to the Chief Executive Officer and the Named Executive Officers and recommend to the Board for approval
Named Executive Officer Compensation
  Evaluate the performance of the Chief Executive Officer in light of the established corporate goals and objectives relevant to the CEO’s compensation

  Determine the compensation of the Chief Executive Officer, including fixed and variable cash compensation, pension or other retirement compensation, welfare and fringe benefits and perquisites, and any other form of incentive or contingent compensation

   Approve any employment or other contract with the Chief Executive Officer providing for severance or change in control benefits

   Based on the recommendations of performance of the Named Executive Officers from the Human Resources Committee determine the compensation of the Named Executive Officers and refer to the Board for approval

  Produce any external report required by statute or regulation relating to executive compensation or the Committee’s responsibilities, such as the Compensation Committee Report required to be filed as a part of the Company’s annual Proxy Statement
Reporting to the Board
  Periodically report to the Board any recommendations or issues that arise with respect to Company Executive Compensation and Equity Plans.

   At least annually, evaluate its own performance and report to the Board on such evaluation

   Review and recommend any Compensation Committee Charter changes to the Governance and Nominating Committee

   Review, recommend, or approve actions that are delegated to this Committee by the Board

   Engage independent consultants and advisors as the Committee deems appropriate

  Delegate authority to individual Committee members or sub-Committees as it deems appropriate or as necessary to carry out the responsibilities of the Committee
Effective: 10 May, 2005